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                                                                  Exhibit 99.6


                            [WONDERWARE LETTERHEAD]



                               February 17, 1998



PERSONAL AND CONFIDENTIAL
-------------------------


Mr. Jim Bays
Siebe PLC
Saxon House
2-4 Victoria Street
Windsor, Berkshire, SL4 1EN

Gentlemen:

        In connection with consideration by Siebe PLC ("Siebe") of a possible transaction with Wonderware Corporation ("Wonderware"), each of Siebe and Wonderware has requested information concerning the other. As a condition to each party being furnished such information regarding the other, each party who receives any information hereunder (the "Receiving Party") agrees to treat any information concerning the other which is furnished by or on behalf of the other party (the "Disclosing Party") whether furnished on or after the date of this letter agreement (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement (this "Agreement"). The term "Evaluation Material" does not include information which
(i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its directors, officers, employees, agents or advisors, or (ii) was or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its advisors provided that such source is not known by the Receiving Party to be bound by a written confidentiality obligation with the Disclosing Party, or
(iii) was within the Receiving Party's possession prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality obligation with the Disclosing Party in respect thereof, or (iv) was demonstrated by the Receiving Party to have been independently developed by Receiving Party.

        Each party hereby agrees that the Evaluation Material provided by or on behalf of the other party will be used by the Receiving Party solely for the purpose of evaluating a possible transaction involving the Disclosing Party, and that, except as required by law, such information will be kept strictly confidential by the Receiving Party and its advisors; provided, however, that
(i) any such information may be disclosed to the Receiving Party's directors, officers, employees, advisors and representatives of the Receiving Party's advisors who need to know such information (collectively "Informed Persons") for the purpose of evaluating any such possible transaction involving the Disclosing Party and the Receiving Party (it being agreed that all Informed Persons shall be informed by the Receiving Party of the confidential nature of such information and the Receiving Party shall instruct them to treat such information confidentially, and (ii) any disclosure of such information may be made to which the Disclosing Party consents in writing.
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February 17, 1998
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Without prior written consent of Disclosing Party, Receiving Party will not, except as required by law, and will direct all its Informed Persons not to, except as required by law, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction involving Disclosing Party or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include without limitation any corporation, company, group, partnership, other entity or individual.

        Receiving Party hereby acknowledges that Receiving Party is aware, and that Receiving Party will advise all Informed Persons, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of a type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        In the event that Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information supplied to Receiving Party in the course of Receiving Party's dealings with Disclosing Party or its representatives, it is agreed that Receiving Party will
(i) provide Disclosing Party with prompt notice of such request(s) and the documents requested thereby so that Disclosing Party may seek an appropriate protective order and/or waive Receiving Party's compliance with the provisions of this Agreement, and (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request. It is further agreed that if in the absence of a protective order or the receipt of a waiver hereunder Receiving Party is nonetheless, on the advice of Receiving Party's counsel, compelled to disclose information concerning Disclosing Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, Receiving Party may disclose such information to such tribunal without liability hereunder; provided, however, that Receiving Party shall give Disclosing Party notice of the information to be so disclosed in a commercially reasonable manner so that Disclosing Party will have an opportunity to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Disclosing Party designates.

        Siebe hereby acknowledges that the Evaluation Material is being furnished to Siebe in consideration of Siebe's agreement that, for a period of eighteen months from the date hereof: (i) Siebe will not make any public announcement with respect to, or submit any proposal for, a transaction between Wonderware or any of its security holders and Siebe or any of its affiliates (other than transactions in the ordinary course of business of the parties) whether or not any other parties are also involved, directly or indirectly, in such proposal or transaction, unless such proposal is directed and disclosed solely to the management of Wonderware or its designated representatives and Wonderware shall have requested in advance in writing, the submission of each proposal; and (ii) unless Wonderware shall have consented in advance in writing Siebe and
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February 17, 1998
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its successors (whether by merger or otherwise) will not directly or indirectly, by purchase or otherwise, through its affiliates or otherwise, alone or with others, acquire, offer to acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of any securities or direct or indirect rights (including convertible securities) or options to acquire such ownership of any securities of Wonderware or any of its affiliates (or otherwise act in concert with any person which so owns or acquires, offers to acquire, or agrees to acquire any such securities, rights or options), or otherwise seek to influence or control the management or policies of Wonderware or any of its affiliates.

        Siebe agrees that neither it nor any of its affiliates for a period of two years from the date hereof, will solicit or otherwise attempt to induce any executive, manager or key software employee of Wonderware or any affiliate of Wonderware to leave the employment of Wonderware or its affiliate to accept employment with Siebe or of any of its affiliates; provided, however, that neither general advertisements or use of independent executive search firms shall constitute an employee solicitation without use of the Evaluation Material.

        Receiving Party agrees that, except as required by law, Receiving Party will have no discussion, correspondence, or other contact concerning Disclosing Party or its securities, or any transaction with or concerning Disclosing Party or its securities, except with the management of Disclosing Party or except as otherwise contemplated by this Agreement. Receiving Party further acknowledges and agrees that Disclosing Party reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with Receiving Party at any time.

        At any time upon Disclosing Party's request Receiving Party shall promptly redeliver to Disclosing Party, or destroy, all written material containing or reflecting any information contained in the Evaluation Material (whether prepared by Disclosing Party or otherwise, and whether in Receiving Party's possession or the possession of the Informed Persons) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions) prepared by Receiving Party based on the information contained in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to Disclosing Party by an authorized officer who supervised such destruction. The redelivery of such material shall not relieve Receiving Party's obligation of confidentiality or other obligations hereunder.

        Although Disclosing Party has endeavored to include in the Evaluation Material information known to Disclosing Party which Disclosing Party believes to be relevant for the purpose of Receiving Party's investigation, Receiving Party understands that Disclosing Party does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material except as may be set forth in a definitive Purchase Agreement.
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February 17, 1998
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     It is further understood and agreed that no failure or delay by Disclosing
Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Receiving Party and that Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and Receiving Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for Receiving Party's breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Disclosing Party.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to the principles of conflict of laws thereof.

     If either party hereto incurs legal fees, whether or not an action is instituted, to enforce the terms of this Agreement or to recover damages or injunctive relief for breach of this Agreement, it is agreed that the successful or prevailing party shall be entitled to reasonable attorneys' fees, expert witness fees and other costs in addition to any other relief to which it may be entitled.

     This Agreement shall terminate two years after the date of this Agreement. All evaluation material not theretofore redelivered to Disclosing Party shall be redelivered to Disclosing Party or destroyed in accordance with the provisions of this Agreement upon termination. The obligation to redeliver all evaluation shall survive termination of this Agreement.

     If Receiving Party is in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will constitute the agreement between Receiving Party and Disclosing Party with respect to the subject matter hereof.


Very truly yours,                       CONFIRMED AND AGREED TO:

Wonderware Corporation                  Siebe PLC


/s/ SAM AURIEMMA                        /s/ GEORGE SARNEY
----------------------                  ----------------------------
By: Sam Auriemma                        By: George Sarney
                                           -------------------------
Its: Vice President,                    Its:
Chief Financial Officer                     ------------------------